EXHIBIT 7(c)

IBDO     BDO Seidman, LLP               Two Plaza East
----     Accountants and Consultants    330 East Kilbourn Avenue, Suite 950
                                        Milwaukee, Wisconsin 53202-3100
                                        Telephone:(414)272-5900 Fax(414)272-1090





September 25, 2000



Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549



Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on September 22, 2000, to be filed by our former client, Bando McGlocklin Capital Corporation. We are in agreement with the statements contained in paragraph 4(a) therein, in so far as they relate to our firm.

Very truly yours,


/s/  BDO Seidman, LLP
BDO Seidman, LLP


cc:   Mr. George R. Schonath
      Chairman and Chief Executive Officer
      Bando McGlocklin Capital Corporation
      P.O. Box 190
      W239 N1700 Busse Road
      Pewaukee, Wisconsin 53072-0190